Exhibit 3.1
INVESCO COMMERCIAL REAL ESTATE FINANCE TRUST, INC.
ARTICLES SUPPLEMENTARY

        Invesco Commercial Real Estate Finance Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

        FIRST: Under a power contained in Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, classified and designated an additional one hundred eleven (111) authorized but unissued shares (the “Shares”) of preferred stock without designation as to series, $0.01 par value per share, of the Corporation as shares of 12.5% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, of the Corporation (the “Series A Preferred Shares”). The total number of Series A Preferred Shares which the Corporation has authority to issue after giving effect to these Articles Supplementary is two hundred thirty-six (236). There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

        SECOND: A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Series A Preferred Shares is contained in the Articles Supplementary filed with, and accepted for record by, the Department on June 2, 2023.

        THIRD: The Shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

        FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FIFTH: The Board of Directors adopted a resolution authorizing E. Elizabeth Day, General Counsel and Assistant Secretary of the Corporation, to sign and acknowledge these Articles Supplementary.

        SIXTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                    [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its General Counsel and Assistant Secretary and attested to by its Secretary on this 16th day of October, 2023.

ATTEST        INVESCO COMMERCIAL REAL ESTATE
FINANCE TRUST, INC.

__/s/ Tina M. Carew_________        By: __/s/ E. Elizabeth Day________ (SEAL)
Name: Tina M. Carew             Name: E. Elizabeth Day
Title: Secretary                 Title: General Counsel and Assistant Secretary